UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

-------------------------------------------------------------------------------

                                 SCHEDULE 13G


                                (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)


                   Under the Securities Exchange Act of 1934


                            Boykin Lodging Company
                         -----------------------------
                               (Name of Issuer)


                         Common Stock $.01 par value
                      -----------------------------------
                        (Title of Class of Securities)


                                   103430104
                              ------------------
                                (CUSIP Number)







                               December 31, 2002
                    ---------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

CUSIP No.  103431004

................................................................................
1.     Names of Reporting Persons.

       Cliffwood Partners LLC

       I.R.S. Identification Nos. of above persons (entities only): 95-4648555
................................................................................
2.     Check the Appropriate Box if a Member of a Group

       (a) [X]

       (b) [ ]
................................................................................
3.     SEC Use Only
................................................................................
4.     Citizenship or Place of Organization        Delaware, United States
................................................................................
Number of             5.    Sole Voting Power                  None
Shares                .........................................................
Beneficially          6.    Shared Voting Power                  1,107,500
Owned by              .........................................................
Each                  7.    Sole Dispositive Power             None
Reporting             .........................................................
Person With           8.    Share Dispositive Power             1,107,500
................................................................................
9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                        1,107,500
................................................................................
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [   ]
................................................................................
11.    Percent of Class Represented by Amount in Row (9)

       6.2%
................................................................................
12.   Type of Reporting Person          IA
................................................................................

................................................................................
1.     Names of Reporting Persons.

       Cliffwood Equity Fund, L.P.

       I.R.S. Identification Nos. of above persons (entities only): 95-4486713
................................................................................
2.     Check the Appropriate Box if a Member of a Group

       (a) [X]

       (b) [ ]
................................................................................
3.     SEC Use Only
................................................................................
4.     Citizenship or Place of Organization           Delaware, United States
................................................................................
Number of             5.    Sole Voting Power                  None
Shares                .........................................................
Beneficially          6.    Shared Voting Power                  1,107,500
Owned by              .........................................................
Each                  7.    Sole Dispositive Power             None
Reporting             .........................................................
Person With           8.    Share Dispositive Power             1,107,500
................................................................................
9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                            1,107,500
................................................................................
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]
................................................................................
11.    Percent of Class Represented by Amount in Row (9)

       6.2%
................................................................................
12.    Type of Reporting Person          PN

................................................................................
1.     Names of Reporting Persons.

       Cliffwood Select Equity Fund, L.P.

       I.R.S. Identification Nos. of above persons (entities only): 95-4789951
................................................................................
2.     Check the Appropriate Box if a Member of a Group

       (a) [X]

       (b) [ ]
................................................................................
3.     SEC Use Only
................................................................................
4.     Citizenship or Place of Organization            Delaware, United States
................................................................................
Number of             5.    Sole Voting Power                  None
Shares                .........................................................
Beneficially          6.    Shared Voting Power                  1,107,500
Owned by              .........................................................
Each                  7.    Sole Dispositive Power             None
Reporting             .........................................................
Person With           8.    Share Dispositive Power             1,107,500
................................................................................
9.     Aggregate Amount Beneficially Owned by Each
         Reporting Person                                           1,107,500
................................................................................
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]
................................................................................
11.    Percent of Class Represented by Amount in Row (9)

       6.2%
................................................................................
12.    Type of Reporting Person          PN

................................................................................
1.     Names of Reporting Persons.

       Cliffwood Select Equity Fund, Ltd.

       I.R.S. Identification Nos. of above persons (entities only): N/A
................................................................................
2.     Check the Appropriate Box if a Member of a Group

       (a) [X]

       (b) [ ]
................................................................................
3.     SEC Use Only
................................................................................
4.     Citizenship or Place of Organization            Cayman Islands,
                                                       British West Indies
................................................................................
 Number of            5.    Sole Voting Power                  None
 Shares               .........................................................
 Beneficially         6.    Shared Voting Power                  1,107,500
 Owned by             .........................................................
 Each                 7.    Sole Dispositive Power             None
 Reporting            .........................................................
 Person With          8.    Share Dispositive Power             1,107,500
................................................................................
9.     Aggregate Amount Beneficially Owned by Each
          Reporting Person                                          1,107,500
................................................................................
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]
................................................................................
11.    Percent of Class Represented by Amount in Row (9)

       6.2%
................................................................................
12.    Type of Reporting Person          OO

................................................................................
1.     Names of Reporting Persons.

       Cliffwood Value Equity Fund, L.P.

       I.R.S. Identification Nos. of above persons (entities only):  95-4817104
................................................................................
2.     Check the Appropriate Box if a Member of a Group

       (a) [X]

       (b) [ ]
................................................................................
3.     SEC Use Only
................................................................................
4.     Citizenship or Place of Organization           Delaware, United States
................................................................................
 Number of            5.    Sole Voting Power                  None
 Shares               .........................................................
 Beneficially         6.    Shared Voting Power                  1,107,500
 Owned by             .........................................................
 Each                 7.    Sole Dispositive Power             None
 Reporting            .........................................................
 Person With          8.    Share Dispositive Power             1,107,500
................................................................................
9.     Aggregate Amount Beneficially Owned by Each
         Reporting Person                                          1,107,500
................................................................................
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]
................................................................................
11.    Percent of Class Represented by Amount in Row (9)

       6.2%
................................................................................
12.    Type of Reporting Person          PN

Item 1(a).        Name of Issuer:
                  Boykin Lodging Company

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  Guildhall Building, Suite 1500
                  45 W. Prospect Avenue,
                  Cleveland, Ohio

Item 2(a).        Name of Person Filing
Item 2(b).        Address of Principal Business Office or, if None, Residence
Item 2(c).        Citizenship

                  Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited liability company

                  Cliffwood Equity Fund, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

                  Cliffwood Select Equity Fund, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

                  Cliffwood Select Equity Fund, Ltd.
                  c/o CITCO Fund Services (Cayman Islands) Limited
                  P.O. Box 31106
                  Corporate Centre
                  West Bay Road
                  Grand Cayman, Cayman Islands
                  British West Indies
                  Cayman Islands exempted company

                  Cliffwood Value Equity Fund, L.P.
                  c/o Cliffwood Partners LLC
                  11726 San Vicente Blvd. #600
                  Los Angeles, CA  90049
                  Delaware limited partnership

Item 2(d).        Title of Class of Securities:

                  Common Stock $.01 par value

Item 2(e).        CUSIP Number:

                  103430104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.
                  (e) [x] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  Cliffwood Partners LLC
                  Cliffwood Equity Fund, L.P.
                  Cliffwood Select Equity Fund, L.P.
                  Cliffwood Select Equity Fund, Ltd.
                  Cliffwood Value Equity Fund, L.P.
                  Oregon Public Employees Retirement Fund


                  a. Amount beneficially owned: Cliffwood Equity Fund, L.P. beneficially owns 31,600 shares of common stock; Cliffwood Select Equity Fund, L.P. beneficially owns 172,400 shares of common stock; Cliffwood Select Equity Fund, Ltd. beneficially owns 201,100 shares of common stock; Cliffwood Value Equity Fund, L.P. beneficially owns 577,400 shares of common stock, and Oregon Public Employees Retirement Fund beneficially owns 125,000 shares of common stock (through an account managed by Cliffwood Partners LLC), for an aggregate total of 1,107,500 shares of common stock.

                  b. Percent of Class: 6.2% of the aggregate outstanding shares of that class as of December 31, 2002.

     The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Cliffwood Partners LLC for each of Cliffwood Equity Fund, L.P., Cliffwood Select Equity Fund, L.P., Cliffwood Select Equity Fund, Ltd., Cliffwood Value Equity Fund, L.P. and Oregon Public Employees Retirement Fund's managed account.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:
                  Not applicable

Item 9.           Notice of Dissolution of Group:
                  Not applicable.

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        4/2/03
                                                --------------------------
                                                         Date


                                                  /s/ Carl B. Tash
                                                --------------------------
                                                 Carl B. Tash, CEO

CLIFFWOOD PARTNERS LLC

     /s/ Carl B. Tash
------------------------------
         Carl B. Tash, CEO

CLIFFWOOD EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
------------------------------
         Carl B. Tash, CEO

CLIFFWOOD SELECT EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
------------------------------
         Carl B. Tash, CEO

CLIFFWOOD SELECT EQUITY FUND, LTD.
By: Cliffwood Partners LLC, as investment manager

     /s/ Carl B. Tash
------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

     /s/ Carl B. Tash
------------------------------
         Carl B. Tash, CEO